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                                                                       EXHIBIT 5

                       Ballard Spahr Andrews & Ingersoll
                        1735 Market Street, 51st Floor
                       Philadelphia, Pennsylvania  19103
                                 215-665-8500
                               FAX 215-864-8999



                                        June 14, 1996



CFM Technologies, Inc.
1336 Enterprise Drive
West Chester, Pennsylvania  19380


          Re:  Public Offering of Common Stock
               -------------------------------

Ladies and Gentlemen:

          We have acted as your counsel in connection with the proposed sale of 2,200,000 shares of common stock, no par value per share (the "Common Stock"), comprised of 2,138,461 shares of Common Stock to be sold by you and 61,539 shares of Common Stock to be sold by certain of your shareholders, to the underwriters named in the Registration Statement on Form S-1 (Registration No. 33-80359) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

          In this connection, we have examined and relied upon such corporate records and other documents, instruments and certificates and have made such other investigation as we deemed appropriate as basis for the opinion set forth below.

          Based upon the foregoing, and assuming that the 3.3263226-for-one split of the Common Stock previously authorized by your Board of Directors has become effective, we are of the opinion that the shares of Common Stock to be sold by you and certain of your shareholders have been duly authorized and, when duly executed, delivered and paid for in accordance with the terms of the Underwriting Agreement (U.S. Version) and the Underwriting Agreement (International Version), and upon satisfaction of all conditions contained therein, will be duly and validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus.


                                   Very truly yours,

                                   Ballard Spahr Andrews & Ingersoll